Exhibit 10.2

FIRST AMENDMENT TO THE
EMPLOYMENT AGREEMENT
FOR STEVEN L. WIERSCHEM

This First Amendment (the “Amendment”) to the Employment Agreement, dated as of September 30, 2021 (the “Agreement”), by and between First Federal Bank of Wisconsin (the “Bank”) and Steven L. Wierschem (the “Executive”) is entered into as of November 16, 2022.  Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement in order to change the renewal date of the term; and

WHEREAS, pursuant to Section 15(a) of the Agreement, the Agreement may be amended by an instrument in writing signed by the parties.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Agreement is amended as follows:

Section 1.  Amendment to Section 2(a) of the Agreement.  Section 2(a) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(a) One-Year Contract; Annual Renewal.  The term of this Agreement shall continue through May 30, 2023.  Commencing on May 31, 2023 and on each May 31 thereafter (each, a “Renewal Date”), the term of this Agreement shall renew for an additional year such that the remaining term of this Agreement is one year from such Renewal Date; provided, however, that the members of the Board of Directors of the Bank (the “Board”) must take the following actions within the time frames set forth below prior to each Renewal Date: (i) at least thirty (30) days prior to the Renewal Date, conduct or review a comprehensive performance evaluation of Executive for purposes of determining whether to not extend this Agreement; and (ii) if the decision of the Board is not to renew this Agreement, then the Board shall provide Executive with a written notice of non-renewal (“Non-Renewal Notice”) prior to any Renewal Date, such that this Agreement shall terminate at the end of the remaining term.  Notwithstanding the foregoing, in the event that the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control as defined below, then, on the date of such agreement, the term of this Agreement shall be extended and shall terminate one year following the date on which the Change in Control occurs.”

Section 2.  Effectiveness.  This Amendment shall be deemed effective as of November 16, 2022.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 3.  Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin.

IN WITNESS WHEREOF, the Bank, on behalf of its duly authorized officer, and the Executive have caused this Amendment to be executed as of the date first written above.

FIRST FEDERAL BANK OF WISCONSIN

/s/ Edward Schaefer
By:	Edward H. Schaefer

EXECUTIVE

/s/ Steven L. Wierschem
By:	Steven L. Wierschem